Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:

Bob Hebert
Chief Financial Officer	Chad Rubin
CPEX Pharmaceuticals, Inc.	The Trout Group
603.658.6100	646.378.2947
rhebert@cpexpharm.com	crubin@troutgroup.com
CPEX Pharmaceuticals Reports First-Quarter 2010 Financial Results
     Exeter, NH, May 5, 2010 — CPEX Pharmaceuticals, Inc. (NASDAQ: CPEX) today reported financial results for the first quarter ended March 31, 2010. For the quarter CPEX reported revenues of $5.3 million and a net loss of $940,000.
First-Quarter Highlights
For the first quarter of 2010 compared to the first quarter of 2009:
•	Revenues increased 33% to $5.3 million from $4.0 million.

•	Operating expenses increased 39% to $6.3 million from $4.5 million.

•	Net loss was $940,000, or $0.37 per share, compared to a net loss of $468,000, or $0.19 per share.
     The growth in revenues for the first quarter of 2010 was due to increased royalties on sales of Testim®. This growth is due to a reported 14.8% increase in prescriptions for Testim during the first quarter of 2010 compared to the same period in 2009.
     General and administrative expenses for the first quarter of 2010 increased $769,000 compared to the first quarter of 2009. The increase was primarily related to increased advisory and consulting services compared to the same period of the prior year.
     Research and development expenses increased $971,000 in the first quarter of 2010 compared to the first quarter of 2009 due to preclinical and clinical trials for Nasulin and other development programs, which were partially offset by a decrease in research employee expenses.
     As of March 31, 2010, CPEX had unrestricted cash of approximately $13.3 million, working capital of $16.3 million and no debt.

Business Update
Agreement with Serenity Assigned to Allergan: CPEX recently announced that its partner, Serenity Pharmaceuticals (“Serenity”), entered into a global agreement with Allergan, Inc. (“Allergan”) for the development and commercialization of Ser-120, a product candidate that utilizes CPEX’s patented intranasal drug delivery technology. Ser-120 is currently in Phase 3 clinical trials for the treatment of nocturia. In connection with CPEX’s agreement with Serenity, Allergan is assuming the exclusive license agreement between CPEX and Serenity which was entered into in February 2008. Under this agreement, CPEX granted Serenity an exclusive and sub-licensable license to use CPEX’s CPE-215® permeation technology for the development of Ser-120. In return, CPEX is entitled to sales milestones and low single digit royalties on worldwide net sales following any commercialization of Ser-120.
Management Comments
     “During the first quarter of 2010, we experienced record quarterly royalty revenues from the sales of Testim” stated John A. Sedor, CPEX President and Chief Executive Officer. “In addition, we believe the recent global agreement between Serenity and Allergan for Ser-120 further validates our proprietary intranasal technology. In 2010 we look forward to capitalizing on this partnership with Allergan while identifying additional opportunities to out-license the CPE-215 technology and building our development pipeline.”
About CPEX Pharmaceuticals
     CPEX Pharmaceuticals, Inc. is an emerging specialty pharmaceutical company focused on the development, licensing and commercialization of pharmaceutical products utilizing CPEX’s validated drug delivery platform technology. CPEX has U.S. and international patents and other proprietary rights to technology that facilitate the absorption of drugs. CPEX has licensed applications of its proprietary CPE-215® drug delivery technology to Auxilium Pharmaceuticals, Inc., which launched Testim®, a topical testosterone gel, in 2003. CPEX maintains its headquarters in Exeter, NH. For more information about CPEX, please visit www.cpexpharm.com.
Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements, including, without limitation, statements regarding the prospects for Serenity’s Ser-120 product candidate and its potential financial benefits to CPEX, as well as the prospects for further out-licensing of CPEX’s CPE-215 technology and building CPEX’s development pipeline. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, risks associated with the following: clinical trials may not demonstrate the efficacy and safety of Ser-120, regulatory approvals may be delayed or not obtained, CPEX’s dependence on Serenity, Allergan and other parties to develop, manufacture and commercialize Ser-120, competition for Testim and potentially Ser-120 from other manufacturers, Ser-120 may not achieve market acceptance or favorable reimbursement rates from health insurers, intellectual property litigation, and other uncertainties detailed under “Risk Factors” in CPEX’s Annual Report on Form 10-K filed with the Securities and Exchange Commission dated March 29, 2010. CPEX cautions investors not to place undue reliance on the forward-looking statements contained in this release.These statements speak only as of the date of this document, and CPEX undertakes no obligation to update or revise the statements, except as may be required by law.

CPEX Pharmaceuticals, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations

	For the Three Months Ended
	March 31,
	2010	2009
	(in thousands, except per share data)
Royalties and other revenue	$5,339	$4,011

Operating expenses:
General and administrative	2,540	1,771
Research and development	3,570	2,599
Depreciation and amortization	196	166

Total operating expenses	6,306	4,536

Loss from operations	(967)	(525)

Other income (expenses):
Interest income	27	58
Other income	1	—
Interest expense	(1)	(1)

Net loss	$(940)	$(468)

Net loss per common share:
Basic and diluted	$(0.37)	$(0.19)

Weighted average common shares outstanding:
Basic and diluted	2,539	2,483

CPEX Pharmaceuticals, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2010	2009
	(in thousands, except per share data)
Assets

Current assets:
Cash and cash equivalents	$13,346	$13,695
Receivables	5,339	5,289
Prepaid expenses and other current assets	802	593

Total current assets	19,487	19,577

Non-current assets:
Fixed assets, net	2,854	2,938
Intangible assets, net	2,000	2,211
Restricted cash	1,000	1,000
Note receivable	300	300
Other	22	17

Total non-current assets	6,176	6,466

Total assets	$25,663	$26,043

Liabilities and Stockholders’ Equity

Current liabilities:

Accounts payable	$1,258	$1,374
Accrued expenses	1,883	1,633

Total current liabilities	3,141	3,007

Commitments and contingencies

Stockholders’ equity:
Series A Preferred stock, $0.01 par value, authorized 1,000 shares, issued and outstanding, none	—	—
Common stock, $0.01 par value, authorized 35,000 shares, issued and outstanding, 2,545 and 2,537 shares at March 31, 2010 and December 31, 2009, respectively	25	25
Additional paid-in capital	27,191	26,765
Accumulated deficit	(4,694)	(3,754)

Total stockholders’ equity	22,522	23,036

Total liabilities and stockholders’ equity	$25,663	$26,043

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